SHAREHOLDERS AGREEMENT


     THIS SHAREHOLDERS AGREEMENT, dated as of October 16, 1997 (the "Agreement"), is made and entered into by Startt Acquisition, LLC, a Delaware limited liability company ("Parent"), Startt Acquisition, Inc., a New York corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and the parties listed on Schedule A (the "Milstein Parties"), the parties listed on Schedule B (the "Benach Parties"), the parties listed on Schedule C (the "Aboodi Parties"), the party listed on Schedule D (the "Fischer Party") (each party on Schedule A, B, C and D shall be referred to individually as a "Shareholder" and collectively as the "Shareholders", and each of the Milstein Parties, as a group, the Benach Parties, as a group, the Aboodi Parties, as a group, and the Fischer party shall be referred to as a "Group of Shareholders" or Shareholder Group").

                           WITNESSETH:

     WHEREAS, on October 16, 1997, Acquisition and Starrett Corporation, a New York corporation (the "Company"), entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended, restated or renewed from time to time, the "Merger Agreement"), pursuant to which Acquisition will commence a cash tender offer to purchase any and all outstanding shares of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"), including all of the shares, and Acquisition will be merged with and into the Company. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement;

     WHEREAS, set forth opposite each Shareholder's name on Schedule A, B, C or D, as the case may be, is the number of shares of Common Stock owned by such Shareholder; and

     WHEREAS, the Shareholders are executing this Agreement as an inducement to Parent and Acquisition to facilitate the Offer and the Merger and the financing thereof.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Definitions.  For purposes of this Agreement:

          (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing but excluding any shares deemed to be beneficially owned by a Person as a result of the participation of such Person in a "group" within the meanings of Section 13(d)(3) of the Exchange Act.

          (b) "Merger" shall mean the merger contemplated by the Merger Agreement.

          (c) "Offer" shall mean the cash tender offer contemplated by the Merger Agreement for all of the outstanding shares of Company Common Stock.

          (d) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (e) "Termination Event " shall mean the first to occur of (i) the termination of the Merger Agreement by any party thereto, or (ii) the termination, withdrawal, abandonment or expiration of the Offer without the shares of each Shareholder as set forth on Schedule A, B, C or D hereto being accepted for purchase thereunder (an "Offer Termination Event").

     2.   The Acquisition Offer.

          (a) Provided that Acquisition is not then in material breach of the Merger Agreement and provided that there has not been issued an injunction which would prohibit the Shareholders from tendering their respective shares, the Milstein Parties, the Benach Parties, the Aboodi Parties and the Fischer Party hereby, severally and not jointly and severally, agree to validly tender (and not to withdraw), pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after the receipt by the respective Shareholders of the offer to purchase, transmittal letter and other relevant Offer Documents, 2,169,063, 690,248, 387,360 and 72,040 shares, respectively (the
"Existing Shares" and, together with any shares of Company Common Stock acquired by such Shareholder after the date hereof and prior to the termination of the Agreement, whether upon exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, the "Shares"), Beneficially Owned by the Shareholder. Each Shareholder hereby acknowledges and agrees that Acquisition's obligation to accept for payment Shares purchased pursuant to the Offer, including the Shares Beneficially Owned by such Shareholder, is subject to the terms and conditions of the Offer.

          (b) Each Shareholder hereby agrees to permit Acquisition to publish and disclose in the Offer Documents and, if shareholder approval is required under applicable law, the Proxy Statement, if any (including all documents and schedules filed with the Commission), such Shareholder's identity and ownership of Company Common Stock and the nature of such Shareholder's commitments, arrangements and understandings under this Agreement.

     3. Termination. All obligations of the Shareholders under this Agreement shall terminate upon a Termination Event.

     4.   Covenants, Representations and Warranties of Each
Shareholder.

          (a) Each Group of Shareholders hereby, severally and not jointly and severally, represents and warrants, subject to the matters set forth on Schedule E hereto, to Parent and Acquisition as follows:

                       (i) Ownership by Shares. Each Shareholder within such Group of Shareholders is either (A) the record and Beneficial Owner of, or (B) the Beneficial Owner but not the record holder of, the number of Shares set forth opposite the Shareholder's name on Schedule A, B, C or D hereto, as the case may be. As of October 16, 1997, the Shares set forth opposite such Shareholder's name on Schedule A, B, C or D hereto constitute all of the Shares owned of record or Beneficially
Owned by such Shareholder. Such Shareholder has sole power to issue instructions with respect to the matters set forth in
Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares set forth opposite such Shareholder's name on Schedule A, B, C or D hereto, as the case may be, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                      (ii) Power; Binding Agreement. Each Shareholder within such Group of Shareholders has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party, including, without limitation, any voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby. If such Shareholder is married and such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such person in accordance with its terms.

                     (iii) No Conflicts. Except for filings under the Exchange Act or if applicable the HSR Act and any necessary approval of HUD (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by each Shareholder within such Group of Shareholders and the consummation by such Shareholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with such Shareholder's ability to perform its obligations hereunder, and
(B) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Shareholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of such Shareholder to perform its obligations hereunder.

                      (iv) No Encumbrances. Except as required by Sections 2 and 3, the Shares of each Shareholder within such Group of Shareholders and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

                       (v) No Finder's Fees. Except pursuant to the engagement letter with Goldman, Sachs & Co. dated October 16,
1997, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Shareholder in such Shareholder Group.

                      (vi) No Solicitation. Each Shareholder in such Shareholder Group shall, in its capacity as such, comply with the terms of Section 5.01 of the Merger Agreement.

                     (vii)    Restriction on Transfer, Proxies and
Non-Interference.   Prior to the occurrence of a Termination
Event, except as required by this Agreement, no Shareholder in such Shareholder Group shall directly or indirectly without the consent of Acquisition: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares, or any interest therein,
(B) grant any proxies or powers of attorney, deposit any shares into a voting trust or enter into a voting agreement with respect to any Shares, or (C) take any action that could reasonably be expected to have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement.

                    (viii) Waiver of Appraisal Rights. Each Shareholder in such Shareholder Group hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have.


          (b) Parent and Acquisition hereby represents and warrants to each of the Shareholders as follows:

                       (i) Organization, Standing and Corporate Power. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of New
York, and each has adequate corporate power and authority to own its properties and carry on its business as presently conducted.
Each of Parent and Acquisition has the corporate or limited liability company power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                      (ii) No Conflicts. Except, if applicable, for filings under the Exchange Act and the HSR Act, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by either Parent or Acquisition and the consummation by Parent and Acquisition of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by Parent or Acquisition, the consummation by Parent or Acquisition of the transactions contemplated hereby or compliance by Parent and Acquisition with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Acquisition, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Acquisition is a party or by which Parent or Acquisition or any of Parent's or Acquisition's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's or Acquisition's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Acquisition to perform its obligations hereunder.

                     (iii) Execution, Delivery and Performance by Parent and Acquisition. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Acquisition, and each of Parent and Acquisition has taken all other actions required by law, its Certificate of Incorporation and its Bylaws or other organizational documents in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Parent and Acquisition and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

     5. Stop Transfer. Each Shareholder agrees with, and covenants to, Acquisition that prior to a Termination Event such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

     6. Recapitalization. In the event of a stock dividend or distribution, or any change in the shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and the Purchase Price shall be amended as may be appropriate to reflect such event.

     7. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect any action taken by such person in his or her capacity as a director or officer. Each Shareholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Shares.

     8. Shareholders' Obligations. All obligations and liabilities of each Shareholder under this Agreement shall be several and not joint and no Shareholder shall have any liability for any obligations or liabilities under this Agreement of any other Shareholder, except that all obligations specified under this Agreement as an obligation of a Group of Shareholders or Shareholder Group shall be joint and several obligations of the Sellers within such Group of Shareholders.

     9. Further Assurances. From time to time, at the other parties' reasonable request and without further consideration, each Shareholder and Acquisition and Parent shall execute and deliver such additional documents as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the tender of shares by any such Shareholder contemplated by Section 2 of this Agreement.

     10.  Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties.

          (d) Amendment, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that after a Termination Event, this Agreement may be amended, changed, supplemented, waived or otherwise modified or terminated without the consent of, or the execution of any written agreement on the part of, Parent and Acquisition, so long as such amendment, change, supplement, waiver or modification does not increase the obligations of either Parent and Acquisition hereunder.

          (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

If to Parent or Acquisition:  Startt Acquisition, LLC
                                           and
                              Startt Acquisition, Inc.
                              c/o Lawrence Ruben Company
                              600 Madison Avenue
                              New York, New York 10022
                              Attn: Jonathan Mayblum

          copies to:          Squadron, Ellenoff, Plesent &
                              Sheinfeld, LLP
                              551 Fifth Avenue
                              New York, New York 10176
                              Attn: Alan Katz, Esq.

     If to the Company:       Starrett Corporation
                              909 Third Avenue
                              New York, New York 10022
                              Attn: Irving R. Fischer

          copies to:          Proskauer Rose LLP
                              1585 Broadway
                              New York, New York 10036
                              Attn: Peter Samuels, Esq.

     If to Shareholder:       At the addresses set forth on the
                              signature pages

          copies to:          Proskauer Rose LLP
                              1585 Broadway
                              New York, New York 10036
                              Attn: Peter Samuels, Esq.

          and                 Edwin V. Petz, Esq.
                              Millstein Properties Corp.
                              1271 Avenue of the Americas
                              Suite 4200
                              New York, New York 10020

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) No Third-Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of a Shareholder's death, the benefits to be received by the Shareholder hereunder shall inure to his successors and heirs.

          (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New
York, without giving effect to the principles of conflicts of law thereof.

          (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Supreme Court in the State of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (1) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

          (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

          (o) Trust Funds. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on this 16th day of October, 1997.

                              ON BEHALF OF EACH OF THE
                              MILSTEIN PARTIES
                              c/o Milstein Properties Corp.
                              1271 Avenue of the Americas
                              Suite 4200
                              New York, New York 10020
                              Attention: Edwin V. Petz, Esq.

                                   /s/ PAUL MILSTEIN
                              By: -----------------------------
                                  Paul Milstein

                                   /s/ SEYMOUR MILSTEIN
                              By: -----------------------------
                                  Seymour Milstein


                              ON BEHALF OF EACH OF THE
                              BENACH PARTIES
                              c/o Henry Benach
                              3110 Miro Drive North
                              Palm Beach Gardens, Florida 33410

                                   /s/ HENRY BENACH
                              By: -----------------------------
                                  Henry Benach


                              OEA PARTNERS
                              c/o Alpine Capital Group
                              1285 Avenue of the Americas
                              21st Floor
                              New York, New York 10019
                              Attention: Mr. Oded Aboodi

                                   /s/ ODED ABOODI
                              By: -----------------------------
                                  Name:  Oded Aboodi
                                  Title: General Partner

                              KADIMA PARTNERS
                              c/o Alpine Capital Group
                              1285 Avenue of the Americas
                              21st Floor
                              New York, New York 10019
                              Attention: Mr. Oded Aboodi

                                   /s/ ODED ABOODI
                              By: -----------------------------
                                  Name:  Oded Aboodi
                                  Title: General Partner



                               /s/ ODED ABOODI
                              -----------------------------
                              ODED ABOODI
                              Alpine Capital Group
                              1285 Avenue of the Americas
                              21st Floor
                              New York, New York 10019

                               /s/ IRVING R. FISCHER
                              -----------------------------
                              IRVING R. FISCHER
                              171 Succabone Road
                              Bedford Hills, New York 10507


                              STARTT ACQUISITION, LLC

                                   /s/ JONATHAN I. MAYBLUM
                              By: -----------------------------
                                  Name:  Jonathan I. Mayblum
                                  Title: President



                              STARTT ACQUISITION, INC.

                                   /s/ JONATHAN I. MAYBLUM
                              By: -----------------------------
                                  Name:  Jonathan I. Mayblum
                                  Title: President

                SCHEDULE A


     Milstein Parties                   No. of Shares

     PIM Holding Co.                      747,477
     SVM Holding Co.                       59,408
     SVM Foundation                        23,779
     Builtland Partners                   600,000
     Milstein Family Foundation           542,423
     Bradley Associates                   109,441
     Northmon Investment Company           10,000
     Irma Milstein                         16,250
     Barbara Zalaznick                     12,300
     Edward Milstein                       17,300
     Roslyn Milstein                       10,000
     Howard Milstein                        5,010
     Vivian Milstein                       10,000
     Philip Milstein                        5,000
     Gloria Flanzer                           575
                                        ---------
                                        2,169,063

                            SCHEDULE B


     Benach Parties                     No. of Shares

     Henry Benach                         423,298
     Benhome L.P.                         242,900
     The Henry and Shirlee Benach          21,500
          Foundation
     Shirlee Benach                         1,050
                                        ---------
                                          688,748

                            SCHEDULE C


     Aboodi Parties                     No. of Shares

     Oded Aboodi                           28,600
     OEA Partners                          50,000
     Kadima Partners                      308,760
                                        ---------
                                          387,360

                            SCHEDULE D


     Fischer Party                      No. of Shares

     Irving R. Fischer                     72,040

                                        [100,000 additional
                                        shares to be
                                        issued pursuant to
                                        November 7, 1996
                                        Agreement]

                            SCHEDULE E


1.   Agreement dated as of June 26, 1997 among Paul Milstein,
     Henry Benach, Irving Fischer, Oded Aboodi and Starrett
     Acquisition, Inc.

2.   Letter Agreement dated July 14, 1997 among Paul Milstein,
     Henry Benach, Irving Fischer, Oded Aboodi and Starrett
     Acquisition, Inc.

3.   Agreement and Plan of Merger dated July 15, 1997 among
     Starrett Acquisition, Inc., Starrett Merger Sub, Inc. and
     Starrett Corporation.

4.   Letter Agreement dated July 15, 1997 among Starrett
     Acquisition, Inc., Starrett Merger Sub, Inc. and Starrett
     Corporation.

5.   Purchase Agreement dated July 15, 1997 between Starrett
     Merger Sub, Inc. and Builtland Partners.

6.   Letter dated July 30, 1997 from Starrett Acquisition, Inc.
     to Leonard Grunstein, as trustee of the Mataponi Trust.

7.   Letter Agreement dated August 4, 1997 among Starrett
     Acquisition, Inc., Starrett Merger Sub, Inc. and Starrett
     Corporation.

8.   Letter dated August 5, 1997 from Starrett Acquisition, Inc.
     to Starrett Corporation.

9. Agreement executed and delivered on August 7, 1997 among Starrett Corporation, Starrett Acquisition, Inc. and Jacob
     A. Frydman.

10.  Letter Agreement dated August 11, 1997 among Starrett
     Acquisition, Inc. and Paul Milstein, Henry Benach, Irving
     Fischer and Oded Aboodi.

11.  Agreement and Plan of Merger dated August 11, 1997 among
     Starrett Acquisition, Inc., Stonemerger, Inc. and Starrett
     Corporation.

12.  Letter dated August 20, 1997 from Starrett Acquisition, Inc.
     to Starrett Corporation.

13.  Letter dated August 21, 1997 from Starrett Corporation to
     Starrett Acquisition, Inc. and Stonemerger, Inc.

14.  Letter dated August 22, 1997 from Starrett Acquisition, Inc.
     to Starrett Corporation.

15.  Letter dated August 27, 1997 from Rosenman & Colin LLP to
     Starrett Corporation.

16.  Letter dated August 28, 1997 from Starrett Corporation to
     Starrett Acquisition, Inc. and Stonemerger, Inc.

17.  Letter dated October 12, 1997 from Starrett Acquisition,
     Inc. to Starrett Corporation.

18.  Documents relating to Frydman financing matters.